UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2023

HARROW, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

102 Woodmont Blvd., Suite 610
Nashville, Tennessee	37205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 733-4730

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value per share	HROW	The Nasdaq Stock Market LLC
8.625% Senior Notes due 2026	HROWL	The Nasdaq Stock Market LLC
11.875% Senior Notes due 2027	HROWM	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Act of 1934: Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

To the extent required, the information contained in Item 8.01 hereof is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 2, 2024, Harrow, Inc. (the “Company”) appointed John P. Saharek as the President and Chief Executive Officer of the Company’s ImprimisRx division, in addition to his current role as Chief Commercial Officer of the Company. Mr. Saharek’s annual base salary was adjusted to $450,000 and his target bonus will remain at 50% of his annual base salary. Mr. Saharek will continue to report to Mark L. Baum, Chief Executive Officer and Chairman of the Company.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Effective December 28, 2023, the Board of Directors of the Company approved certain amendments to the Company’s Code of Business Conduct and Ethics (the “Code”) upon the recommendation of the Nomination and Corporate Governance Committee of the Board. The amendments to the Code update the Company’s corporate name and revise and clarify the Company’s obligations with respect to political activities. The amendments to the Code do not relate to or result in any waiver, explicit or implicit, of any provision of the Code in effect prior to the amendments. Each of the Company’s directors, employees and officers, including the Company’s Chief Executive Officer, Chief Financial Officer, and all of its other principal executive officers, are required to comply with the Code.

The Code is available for review on the Investors section of the Company’s website, www.harrow.com, under Corporate Governance, and is also available in print, without charge, to any stockholder who requests a copy by writing to Harrow, Inc., 102 Woodmont Blvd., Suite 610, Nashville, TN 37205, Attention: Investor Relations.

Item 8.01. Other Events.

On December 28, 2023, the Company terminated the Loan and Security Agreement (the “Loan Agreement”), dated as of September 1, 2021, as amended, by and between the Company, as lender, and Melt Pharmaceuticals, Inc. (“Melt”), as borrower, which provided for a senior secured term loan with an initial aggregate principal amount of $13.5 million bearing interest at 12.50% per annum. As of the date of termination, approximately $18.4 million remained outstanding under the Loan Agreement. Pursuant to the terms of a Settlement and Payoff Agreement, dated as of December 28, 2023, by and between the Company and Melt (the “Settlement Agreement”), the Company received 2,260,000 shares of Melt’s Series B-1 Preferred Stock and 74,256 shares of Melt’s Series B Preferred Stock in consideration for the full payment of all amounts outstanding under the Loan Agreement (other than contingent indemnification obligations for which no claim has been made). The Settlement Agreement contains customary representations, warranties and releases of the parties and requires the parties to enter into a registration rights agreement providing the Company with rights consistent with other holders of preferred stock of Melt.

In addition to the preferred stock acquired by the Company upon settlement of all amounts outstanding under the Loan Agreement, the Company owns 3,500,000 shares of common stock of Melt. The equity of Melt held by the Company following the settlement represents an aggregate of approximately 47% of the outstanding equity interests of Melt. The Company also owns royalty rights in certain drug candidates being developed by Melt following the termination date of the Loan Agreement.

The press release announcing the transactions described herein is filed as Exhibit 99 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

No.	Description

99	Press Release of Melt Pharmaceuticals, Inc., dated January 3, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARROW, INC.

Dated: January 3, 2024	By:	/s/ Andrew R. Boll
Andrew R. Boll
Chief Financial Officer